Exhibit (h)(2)(g)

                                  SCHEDULE A-6

                         Eaton Vance Mutual Funds Trust

                        ADMINISTRATIVE SERVICES AGREEMENT

                           Effective: August 13, 2001


                        Eaton Vance Equity Research Fund


                Fee: 0.15% of average daily net assets per annum,
                            computed and paid monthly